EX-99.B(d)(2)(xi)

APPENDIX A

SYSTEMATIC INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Funds Trust Funds

Equity Value Fund

Most recent annual approval by the Board of Trustees: April 4, 2005

Appendix A amended: December 1, 2005

APPENDIX B

SYSTEMATIC INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 29th day of August, 2003, by and between Wells Fargo Funds Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and Systematic Financial Management, L.P. (the “Sub-Adviser”).

WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on Appendix B;

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to each Fund’s average daily net assets throughout the month:

Name of Fund	Breakpoints	Sub-Advisory Rate
Equity Value Fund	$0-150M	0.30%
	$150-$350M	0.20%
	$350-$750	0.15%
	$750M-$1B	0.13%
	>$1B	0.10%

provided, that no fee shall be payable hereunder with respect to a Fund during any period in which the Fund invests all (or substantially all) of its investment assets in shares of a registered, open-end, management investment company, or separate series thereof, in accordance with and reliance upon Section 12(d)(1)(E) under the 1940 Act (“Dormant Provision”).

If the Sub-Adviser shall provide management and other services for less than the whole of a month, or if the Sub-Adviser shall become entitled to receive fees by reason of a Fund not investing in accordance with the Dormant Provision for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided such services to the Fund or was entitled to fees.

The foregoing fee schedule is agreed to as of December 1, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

SYSTEMATIC FINANCIAL MANAGEMENT, L.P.

By:	/s/ Frank McGee
Frank McGee
Chief Operating Officer

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